      As filed with the Securities and Exchange Commission on May 12, 2003
                                                  Registration Number 333-104478


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -----------------------------

                                   FORM S-3/A

                                Amendment No. 1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                           YARDVILLE NATIONAL BANCORP
             (Exact Name of Registrant as Specified in its Charter)



                   NEW JERSEY                                   22-2670267
        (State or Other Jurisdiction of                      (I.R.S. Employer
         Incorporation or Organization)                   Identification Number)

                                 2465 Kuser Road
                           Hamilton, New Jersey 08690
                                 (609) 585-5100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 Patrick M. Ryan
                      President and Chief Executive Officer
                           Yardville National Bancorp
                                 2465 Kuser Road
                           Hamilton, New Jersey 08690
                                 (609) 585-5100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  With copy to:

                            Steven J. Feder, Esquire
                               Pepper Hamilton LLP
                                 400 Berwyn Park
                                899 Cassatt Road
                                Berwyn, PA 19312
                                 (610) 640-7800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                          -----------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



                    SUBJECT TO COMPLETION, DATED MAY 12, 2003

PROSPECTUS

                                 596,654 Shares


                                [GRAPHIC OMITTED]
                           --------------------------
                           YARDVILLE NATIONAL BANCORP

                                  Common Stock



         This prospectus relates to the resale of common stock that we issued and sold to the selling stockholders listed on page 9. We will not receive any proceeds from the sale of the shares by the selling stockholders.

         The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the common stock through public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         We will pay all expenses of the registration of these shares, except brokerage commissions and transfer taxes, which will be paid by the selling stockholders. We estimate that the expenses will be $43,000.00.

         Our common stock is listed on the Nasdaq National Market under the symbol "YANB." On May __, 2003, the last sale price of our common stock as reported by the Nasdaq National Market was $ per share.

Investing in our common stock involves significant risks. You should read the "Risk Factors" section beginning on page 2 before investing.

         Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         These securities are not deposits or accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.


                  The date of this Prospectus is May ___, 2003

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.........................................................i
PROSPECTUS SUMMARY............................................................1
RISK FACTORS..................................................................2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.....................8
USE OF PROCEEDS...............................................................8
SELLING STOCKHOLDERS..........................................................9
PLAN OF DISTRIBUTION.........................................................10
LEGAL MATTERS................................................................10
EXPERTS......................................................................10
WHERE YOU CAN FIND MORE INFORMATION..........................................10
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................10

                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         We sometimes refer to Yardville National Bancorp as "YNB" and The Yardville National Bank as the "Bank." To understand this offering fully, you should read this entire document carefully, including particularly the "Risk Factors" section, as well as the documents identified in the section titled "Where You Can Find More Information."

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you also should read carefully the more detailed information set forth in this prospectus, our financial statements and the other information that is included in this prospectus or incorporated by reference in this prospectus.

                                   Our Company

         We are a registered financial holding company headquartered in Mercer County, New Jersey with total assets of $2.2 billion, total deposits of $1.3 billion and total stockholders' equity of $145.9 million at December 31, 2002. We conduct a general commercial and retail banking business through our principal operating subsidiary, The Yardville National Bank, which commenced operations as a commercial bank in 1925. We provide a broad range of lending, deposit and other financial products and services with an emphasis on commercial real estate and commercial and industrial lending to small to mid-sized businesses and individuals. Our existing and target markets are located in the corridor between New York City and Philadelphia. We currently operate 19 full-service branches, including 13 branches in our primary market of Mercer County, where we have the largest bank and thrift deposit market share of any New Jersey based financial or bank holding company of 15%. As part of our expansion strategy, in the past three years, we have opened three branches in Hunterdon County, New Jersey, one branch in Burlington County, New Jersey, and one branch in Middlesex County, New Jersey.

         Our principal and executive offices are located at 2465 Kuser Road, Hamilton, New Jersey 08690. Our telephone number is (609) 585-5100 and our website address is www.ynb.com.

                                  THE OFFERING

Common Stock Offered............... 596,654 shares

Common Stock Outstanding
After the Offering................. 10,398,705 shares

Use of Proceeds.................... We will not receive any proceeds from the sale of shares of common stock by the
                                    selling stockholders.

Dividends.......................... Our annualized dividend over the past four quarters has been $0.44 per share.

Nasdaq National Market Symbol...... YANB

         In addition, at March 15, 2003, the number of shares outstanding after this offering excludes 1,039,100 shares reserved for issuance under our stock option plans (of which options to purchase 863,922 shares at a weighted average price of $13.95 were outstanding), 68,500 shares reserved for issuance upon exercise of outstanding stock warrants exercisable at a price of $12.00 per share, which expire on June 22, 2010, and 180,248 shares held in our treasury.
--------------------------------------------------------------------------------

                                  RISK FACTORS

         You should carefully consider the risk factors listed below. These risk factors may cause our future earnings or our financial condition to be less favorable than we expect. This list includes only the risk factors that we believe are most important and is not a complete list of risks. Other risks may be significant, and the risks listed below may affect us to a greater extent than indicated. You should read this section together with the other information in this prospectus and the documents that are incorporated into this prospectus by reference.

We may not be able to continue to grow our business, which may adversely impact our results of operations.

         During the last five years, our total assets have grown substantially from $757.7 million at December 31, 1998 to $2.2 billion at December 31, 2002. Our business strategy calls for continued expansion, but we do not anticipate growth to continue at this rate. Our ability to continue to grow depends, in part, upon our ability to open new branch locations, successfully attract deposits to existing and new branches and identify favorable loan and investment opportunities. In the event that we do not continue to grow, our results of operations could be adversely impacted.

We may not be able to manage our growth, which may adversely impact our financial results.

         As part of our expansion strategy, we plan to open new branches in our existing and target markets. However, we may be unable to identify attractive locations on terms favorable to us or to hire qualified management to operate the new branches, and the organizational and overhead costs may be greater than we anticipated. In addition, we may not be able to obtain the regulatory approvals necessary to open new branches. The new branches may take longer than expected to reach profitability, and we cannot assure you they will become profitable. The additional costs of starting new branches may adversely impact our financial results.

         Our ability to manage growth successfully will depend on whether we can continue to fund this growth while maintaining cost controls and asset quality, as well as on factors beyond our control, such as national and regional economic conditions and interest rate trends. If we are not able to control costs and maintain asset quality, such growth could adversely impact our earnings and financial condition.

We may not be able to successfully integrate future acquisitions, which may adversely affect our business.

         We intend to consider future strategic acquisitions, some of which could be material to us and which may include companies that are substantially equivalent or larger in size compared to us. We continually explore and conduct discussions with third parties regarding possible acquisitions. As of the date of this prospectus, we have not entered into any definitive agreement and we do not have any definitive plans relating to any specific acquisitions.

         We will have to integrate any acquisitions into our business. The difficulties of combining the operations, technologies and personnel of companies we acquire include coordinating and integrating geographically separated organizations and integrating personnel with diverse business backgrounds. We may not be able to effectively manage or integrate the acquired companies. Further, we may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as regulatory developments, general economic conditions and increased competition. In addition, the process of integrating these businesses could cause an interruption of, or loss of momentum in, the activities of our existing business and the loss of key personnel and customers. The diversion of management's attention and any delays or difficulties encountered in connection with the transition and integration of these businesses could negatively impact our business and results of operations if any of the above adverse effects were to occur. Further, the benefits that we anticipate from these acquisitions may not be obtained.

Loss of our key personnel or an inability to hire and retain qualified personnel could adversely affect our business.

         Our future operating results are substantially dependent on the continued service of Patrick M. Ryan, our President and Chief Executive Officer, Jay G. Destribats, our Chairman of the Board, and other key personnel. The loss of the services of Mr. Ryan would have a negative impact on our business because of his lending expertise and years of industry experience. In addition, the loss of the services of Mr. Ryan or Mr. Destribats could have a negative impact on our business because of their business development skills and community involvement. Our success also depends on the experience of our branch managers and our lending officers and on their relationships with the communities they serve. The loss of these or other key persons could negatively impact our banking operations. Although we have employment agreements with Mr. Ryan, Mr. Destribats and our other key personnel, our employees may voluntarily terminate their employment at any time. We cannot assure you that we will be able to retain our key personnel or attract the qualified personnel necessary for the management of our business.

Our exposure to credit risk, because we focus on commercial lending, could adversely affect our earnings and financial condition.

         There are certain risks inherent in making loans. These risks include interest rate changes over the time period in which loans may be repaid, risks resulting from changes in the economy, risks inherent in dealing with borrowers and, in the case of a loan backed by collateral, risks resulting from uncertainties about the future value of the collateral.

         Commercial loans are generally viewed as having a higher credit risk than residential real estate or consumer loans because they usually involve larger loan balances to a single borrower and are more susceptible to a risk of default during an economic downturn. Commercial and industrial loans and commercial real estate loans, which comprise our commercial loan portfolio, were 79.1% of our total loan portfolio at December 31, 2002. Construction and development loans, which are included as part of our commercial real estate loans, were 10.1% of our total loan portfolio at December 31, 2002. Construction financing typically involves a higher degree of credit risk than commercial mortgage lending. Risk of loss on a construction loan depends largely on the accuracy of the initial estimate of the property's value at completion of construction compared to the estimated cost (including interest) of construction. If the estimated property value proves to be inaccurate, the loan may be undersecured.

         Because our loan portfolio contains a significant number of commercial real estate loans and commercial and industrial loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming loans. An increase in nonperforming loans could cause an increase in the provision for loan losses and an increase in loan charge offs, which could adversely impact our results of operations and financial condition.

         The allowance for loan losses at December 31, 2002, totaled $16.8 million, or 1.41% of total loans, covering 268.1% of total nonperforming loans. This compares to the allowance for loan losses at December 31, 2001, of $13.5 million, or 1.34% of total loans, covering 264.2% of total nonperforming loans. The increase in the allowance for loan losses to total loans in 2002 is primarily attributable to growth in the loan portfolio. As our loan portfolio increases, and in particular our commercial real estate loan and commercial and industrial loan portfolios continue to grow, we would expect further increases in our provision for loan losses and corresponding increases in our allowance for loan losses.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings would decrease.

         In an attempt to mitigate any loan losses which we may incur, we maintain an allowance for loan losses based on, among other things, national and regional economic conditions and historical loss experience and delinquency trends among loan types. However, we cannot predict loan losses with certainty and we cannot assure you that charge offs in future periods will not exceed the allowance for loan losses. In addition, regulatory agencies, as an integral part of their examination process, review our allowance for loan losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Factors that require an increase in our allowance for loan losses could reduce our earnings.

Changes in interest rates may adversely affect our earnings and financial condition.

         Our net income depends primarily upon our net interest income. Net interest income is the difference between interest income earned on loans, investments and other interest-earning assets and the interest expense incurred on deposits and borrowed funds.

         Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities. That means either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets, an increase in market rates of interest could reduce our net interest income. Likewise, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce our net interest income. We are unable to predict changes in market interest rates, which are affected by many factors beyond our control, including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets.

         We use an Investment Growth Strategy to increase net interest income by purchasing securities with borrowed funds. Although this Investment Growth Strategy has minimal credit risk, it does increase our overall interest rate risk. We attempt to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. However, interest rate risk management techniques are not exact. A rapid increase or decrease in interest rates could adversely affect our results of operations and financial performance.

Adverse economic and business conditions in our market area may have an adverse effect on our earnings.

         Substantially all of our business is with customers located within Mercer County and contiguous counties. Generally, we make loans to small to mid-sized businesses most of whose success depends on the regional economy. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. Adverse economic and business conditions in our market area could reduce our growth rate, affect our borrowers' ability to repay their loans and, consequently, adversely affect our financial condition and performance. Further, we place substantial reliance on real estate as collateral for our loan portfolio. A sharp downturn in real estate values in our market area could leave many of our loans undersecured. If we are required to liquidate the collateral to satisfy the debt securing a loan during a period of reduced real estate values, our earnings could be adversely affected.

Competition from other financial institutions in originating loans and attracting deposits may adversely affect our profitability.

         We face substantial competition in originating loans. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of our competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce our net income by decreasing the number and size of loans that we originate and the interest rates we may charge on these loans.

         In attracting deposits, we face substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of our competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns and better brand recognition and more branch locations. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations which would increase our cost of funds.

         We also compete with non-bank providers of financial services, such as brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable terms. Some of our non-bank competitors are not subject to the same extensive regulations that govern our operations. As a result, such non-bank competitors may have advantages over us in providing certain products and services. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our earnings and financial condition.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements, which could reduce our ability to effectively compete.

         The financial services industry is undergoing rapid technological changes with frequent introduction of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services to enhance customer convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services, which could reduce our ability to effectively compete.

Our hardware and software systems are vulnerable to damage that could harm our business.

         We rely upon our existing information systems for operating and monitoring all major aspects of our business, including deposit and loan information, as well as various internal management functions. These systems and our operations are vulnerable to damage or interruption from natural disasters, power loss, network failure, improper operation by our employees, security breaches, computer viruses or intentional attacks by third parties. Any disruption in the operation of our information systems could adversely impact our operations, which may affect our results of operations and financial condition.

Government regulation significantly affects our business.

         The banking industry is extensively regulated. Banking regulations are intended primarily to protect depositors, consumers and the Federal deposit insurance funds, not stockholders. We are subject to regulation and supervision by the Board of Governors of the Federal Reserve System. The Yardville National Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and growth. The bank regulatory agencies possess broad authority to prevent or remedy unsafe or unsound practices or violations of law. We are subject to various regulatory capital requirements, which involve both quantitative measures of our assets and liabilities and qualitative judgments by regulators regarding risks and other factors. Failure to meet minimum capital requirements or comply with other regulations could result in actions by regulators that could adversely affect our ability to pay dividends or otherwise adversely impact operations. In addition, changes in laws, regulations and regulatory practices affecting the banking industry may limit the manner in which we may conduct our business. Such changes may adversely affect us, including our ability to offer new products and services, obtain financing, attract deposits, make loans and achieve satisfactory spreads and impose additional costs on us. As a public company, we are also subject to the corporate governance standards set forth in the recently enacted Sarbanes-Oxley Act of 2002, as well as any rules or regulations promulgated by the Securities and Exchange Commission, referred to as the "SEC", or The Nasdaq Stock Market, Inc.

         In addition to laws and regulations affecting our banking business, compliance with other laws, regulatory requirements and Nasdaq standards imposes administrative costs and burdens on us. We have not been in full compliance with certain of these laws, regulatory requirements and Nasdaq standards in the past. Upon learning of our non-compliance, we promptly commenced steps to address these issues and expect to complete these steps in the near future. These issues involved SEC registration and information distribution requirements for our employees' savings plan and shareholder dividend reinvestment and stock purchase plan and Nasdaq shareholder approval requirements for certain non-employee director stock options. We believe the stock option issue will not have an impact on the listing of our common stock on Nasdaq. While it is possible that we may have liability based on these legal, regulatory and Nasdaq requirements, we do not believe that any such liabilities or claims, if asserted, would have a material adverse effect on our financial condition or results of operations. If the market price of our common stock declines significantly before we can complete certain of the steps necessary to address these issues, we may have liabilities or claims, if asserted, that could have a material adverse effect on our financial condition and results of operations.

There is a limited trading market for our common stock; you may not be able to resell your shares at or above the price you pay for them.

         Although our common stock is listed for trading on the National Market of the Nasdaq Stock Market, the trading in our common stock has substantially less liquidity than many other companies quoted on the Nasdaq National Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. We cannot provide any assurance that the offering will increase the volume of trading in our common stock.

Future sales of shares of our common stock in the public market, or the perception that such sales may occur, may depress our stock price.

         If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, or if there is a perception that these sales may occur, the market price of our common stock could decline. Following completion of this offering, we will have outstanding 10,398,705 shares of common stock that are tradable in the public market. As part of our public common stock offering completed in December 2002, all of our directors and executive officers and certain of our stockholders, owning in the aggregate approximately 2,500,000 shares, have agreed not to sell their shares of common stock until June 10, 2003 at the earliest.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance and business, and those of the Bank, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that relate to, among other things, profitability, liquidity, loan loss reserve adequacy, plans for growth, interest rate sensitivity, market risk, regulatory compliance and financial and other goals. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

         o   the results of our efforts to implement our retail strategy;

         o adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses;

         o   interest rate fluctuations and other economic conditions;

         o   continued levels of our loan quality and origination volume;

         o   our ability to attract core deposits;

         o   continued relationships with major customers;

         o   competition in product offerings and product pricing;

         o adverse changes in the economy that could increase credit-related losses and expenses;

         o   adverse changes in the market price of our common stock;

         o   compliance with laws, regulatory requirements and Nasdaq standards;

         o other factors, including those matters discussed in the section titled "Risk Factors"; and

         o other risks and uncertainties detailed from time to time in our filings with the SEC.

         We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus.

                              Selling Stockholders

         The shares of our common stock offered by this prospectus were issued to the selling stockholders in connection with a private transaction in August 2001. The following table sets forth, to our knowledge, certain information regarding the beneficial ownership of the shares of common stock by the selling stockholders as of March 15, 2003. We prepared this table based on the information supplied to us by the selling stockholders named in the table. Beneficial ownership is calculated based upon SEC requirements and is not necessarily indicative of beneficial ownership for any other purpose. The table is based on 10,398,705 shares of our common stock outstanding as of March 15, 2003.

         The shares listed under the column "Number of Shares Being Offered" in the table below represent the number of shares that may be sold by each selling stockholder pursuant to this prospectus. Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

         We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell all or any of the shares offered by this prospectus. Because the selling stockholders may from time to time offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

                                                       Common Stock                         Common Stock to be
                                                 Beneficially Owned Prior                Beneficially Owned After
                                                    to March 15, 2003        Shares              Offering
                                               ---------------------------  that may      ----------------------
Name                                              Shares       Percent     be Offered      Shares        Percent
----                                              ------       -------     ----------      ------        -------
Bellarmino-Giampetro--Scheuerman
   Profit Sharing Fund(1)                        11,540          *           11,540             0          *
Linda Burris                                     40,000(2)       *           19,230        20,770          *
Rein Clabbers                                    30,510          *            7,500        23,010          *
Walter L. Gallagher                              11,538          *           11,538             0          *
Laura Hofing(3)                                 208,086(4)       2.00%       76,923       131,163          1.26%
Jara Group, LLC(5)                                2,500          *            2,500             0          *
Edward S. Kahn                                   16,339          *           10,000         6,339          *
Samuel Marrazzo                                  15,000          *           15,000             0          *
Modan Associates(6)                              57,731(7)       *           19,231        38,500          *
Jack and Sheryl Morris                          369,297(8)       3.55%      153,846       215,451          2.07%
Frank and Milli Ricciardelli                     77,000          *           77,000             0          *
Christopher S. Vernon(9)                         64,025(10)      *           31,000        33,025          *
Allen Weingarten                                205,596(11)      1.98%      153,846        51,750          *
Leo Zamparelli                                   23,900          *            7,500        16,400          *

* Represents less than 1% of our outstanding shares of common stock.

                                               (See footnotes on following page)

--------------------------
(1) Dr. Anthony Giampetro, a member of our board of directors, is a trustee and one of the beneficiaries of the selling stockholder. Dr. Giampetro also owns shares of our common stock directly and through his affiliated funds and plans.
(2) Includes 18,345 shares owned jointly with Ms. Burris's spouse and 2,425 shares held by Ms. Burris's son.
(3) Laura Hofing is the wife of Sidney L. Hofing, a member of our board of directors.
(4) Includes 179,168 shares held directly by Mrs. Hofing, 16,640 shares held directly by Mr. Hofing and 12,278 shares held by The Hofing Family Limited Partnership.
(5) Michael Koretsky is the managing member of Jara Group, LLC. Mr. Koretsky is also the beneficial owner of shares of our common stock held in the name of his family limited partnership and shares held by his wife.
(6) Daniel Straus and Moshael Straus, as equal partners, have investment and voting control over the shares beneficially owned by Modan Associates.
(7)      Includes 3,500 shares issuable upon exercise of stock warrants.
(8)      Includes 10,000 shares issuable upon exercise of stock warrants.
(9)      Mr. Vernon is a member of our board of directors.
(10) Includes 25 shares owned jointly with Mr. Vernon's spouse and 3,000 shares issuable upon exercise of stock warrants held by Mr. Vernon.
(11) Includes 20,500 shares owned by Libby Weingarten Qualified Income Trust; 6,000 shares owned by Libby Weingarten Qualified Income Trust c/o American Properties and 10,250 shares owned by Libby Weingarten.


         All of the selling stockholders, either directly or through their affiliates, are, or have been in the past, customers of, and have had transactions with, the Bank. It is expected that such persons will continue to have such transactions in the future. As of December 31, 2002, certain selling stockholders and their affiliates had outstanding loans from the Bank, none of which was past due or on a nonaccrual status. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

         Listed below is a summary of other material relationships or transactions with the selling stockholders and their affiliates.

         o In October 1999, upon expiration of the initial five year term, the Bank renewed its lease for a five year period for its Trenton, New Jersey branch office, which is owned by The Lalor Urban Renewal Limited Partnership. The Lalor Corporation, which is the general partner of the limited partnership is owned by Sidney L. Hofing, a director of YNB and the Bank and the spouse of Laura Hofing, a selling stockholder. Under the lease, the Bank is obligated to pay approximately $2,600 per month, excluding utilities and maintenance expenses.

         o In July 2000, the Bank signed a ten year lease with 4 five year renewal options for its Lawrence, New Jersey branch office. The property is owned by Union Properties LLC. Sidney L. Hofing, a director of YNB and the Bank and the spouse of Laura Hofing, a selling stockholder, has an ownership interest in Union Properties LLC. Under the terms of the lease, the Bank is obligated to pay approximately $7,300 per month, excluding utilities and maintenance expense.

         o In May 2001, the Bank signed a ten year lease with 3 five year renewal options for its Bordentown, New Jersey branch office. The Bank acquired the property from the bankruptcy estate of a borrower and sold the property to BYN LLC, a limited liability company of which Sidney L. Hofing, a director of YNB and the Bank and the spouse of Laura Hofing, a selling stockholder, is a member. The purchase price was $529,237. Under the terms of the lease, the Bank is obligated to pay approximately $7,000 per month, excluding utilities and maintenance expenses.

         o In October 2001, the Bank signed a fifteen year lease with 3 five year renewal terms for its Hunterdon County Regional Headquarters. The property is owned by FYNB, LLC. Laura Hofing, a selling stockholder, and several members of Ms. Hofing's family continue to have an ownership interest in FYNB, LLC. Under the terms of the lease, the Bank is obligated to pay approximately $17,500 per month, excluding utilities and maintenance expenses.

         o In February 2003, the Bank entered into a contract of sale on its former operations center to Christopher S. Vernon, a director of YNB and the Bank and a selling stockholder. The purchase price is $650,000 and the Bank will record a gain on the sale of the property at closing. The transaction is expected to close in the second quarter of 2003. The sale is contingent on Mr. Vernon and the Bank finalizing a lease on basement space in that building for a term of less than one year.

                              Plan of Distribution

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes partners, pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift, partnership or similar distribution or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

         The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o an over-the-counter distribution in accordance with the rules of The Nasdaq National Market; and

         o        in privately negotiated transactions.

         In connection with distributions of the shares or otherwise, the selling stockholders may:

         o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

         o sell the shares short and redeliver the shares to close out such short positions;

         o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

         o pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

         In addition, the selling stockholders may sell all or a portion of the shares that qualify for sale pursuant to Rule 144 and 145 of the Securities Act, as amended, under Rule 144 or 145 rather than pursuant to this prospectus.

         Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, we will distribute a prospectus supplement that will set forth:

         o        the number of shares being offered;

         o the terms of the offering, including the name of any underwriter, dealer or agent;

         o        the purchase price paid by any underwriter;

         o        any discount, commission and other underwriter compensation;

         o any discount, commission or concession allowed or reallowed or paid to any dealer; and

         o        the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) the second anniversary of the date of effectiveness of the registration statement, (2) the date on which the selling stockholders may sell all of the shares offered by this prospectus without registration or without regard to any volume limitations by reason of Rule 144(k) or (3) such time as all of the shares offered by this prospectus have been sold pursuant to the registration statement.

         All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

                                  LEGAL MATTERS

         The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

         The consolidated financial statements of YNB and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at "www.sec.gov" that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC, including YNB. You may also find copies of reports, proxy and information statements we file electronically with the SEC via a link to "Investor News" from our website at "www.ynb.com."

         We have filed a Registration Statement on Form S-3 to register the common stock to be sold by us in this offering. This prospectus is a part of that Registration Statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to that Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         SEC regulations allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus. Information incorporated by reference from earlier documents is superseded by information set forth herein and information that has been incorporated by reference from more recent documents.

         The following documents filed by YNB with the SEC are incorporated in this prospectus by reference:

         o Our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2002 as amended by Form 10-K/A filed with the SEC on May 2, 2003;

         o Our Current Report on Form 8-K for the announcement of earnings for the first quarter ended March 31, 2003, filed with the SEC on April 24, 2003;

         o The information required by Part III, Items 10 through 13, of Form 10-K, which is incorporated by reference to our definitive proxy statement for our 2003 annual meeting of stockholders;

         o Our Registration Statement on Form 8-A filed on May 17, 1995 describing the terms, rights and provisions applicable to the common stock, including any amendments or reports filed for the purpose of updating such description; and

         o In addition, all documents subsequently filed by YNB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed incorporated by reference herein from their respective dates of filing.

         You can obtain any of the documents incorporated by reference from the SEC or the SEC's Internet web site as described above. Documents incorporated by reference also are available from us without charge, including any exhibits specifically incorporated by reference therein. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from YNB at the following address:

                                            Mr. Stephen F. Carman
                                            Vice President and Treasurer
                                            Yardville National Bancorp
                                            2465 Kuser Road
                                            Hamilton, NJ 08690
                                            Telephone: (609) 631-6222

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated May __, 2003. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

================================================================================





                                 596,654 Shares





                                [GRAPHIC OMITTED]
                           --------------------------
                           YARDVILLE NATIONAL BANCORP








                                  Common Stock







                                 ---------------
                                   PROSPECTUS
                                 ---------------




                                  May __, 2003


================================================================================

PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The estimated expenses payable by the registrant in connection with the issuance and distribution of the securities being registered are estimated (except for the SEC filing fees) as follows:

         SEC Registration Fee.............................     $         843.26
         Legal Fees.......................................            25,000.00
         Printing.........................................             5,000.00
         Accounting Fees and Expenses.....................            10,000.00
         Transfer Agent and Registrar Fees................             1,500.00
         Miscellaneous....................................               656.74
                                                              -----------------
         Total............................................     $      43,000.00
                                                              =================


Item 15.  Indemnification of Directors and Officers.

         Statutory Indemnification. We refer you to Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the "Act"), which sets forth the extent to which a corporation may indemnify its directors, officers, employees and agents. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative law suit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law, the term "corporate agent" means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

         With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

         The corporation may indemnify a corporate agent against his or her expenses in a specific case under Section 14A:3-5(2) of the Act and, unless ordered by a court, under Section 14A:3-5(3) of the Act if a determination is made by any of the following that the applicable standard of conduct was met by such corporate agent: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the stockholders.

         A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the Board of Directors may direct the corporation to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he or she is not entitled to indemnification.

         The indemnification and advancement of expenses provided by or granted pursuant to the statute do not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of stockholders, or otherwise; provided that no indemnification may be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its stockholders, as defined in Section 14A:2-7(3) of the Act, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

         Indemnification Pursuant to Restated Certificate of Incorporation of the registrant. In accordance with the foregoing statutory provision, Article VI of our Restated Certificate of Incorporation provides as follows:

         "The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity; and shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any persons enumerated above against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the Corporation could have the power to indemnify him against such liability under the provisions under this Article VI."

Item 16.  Exhibits

        *5        Opinion of Pepper Hamilton LLP

         23.1     Consent of KPMG LLP

        *23.2     Consent of Pepper Hamilton LLP (included in Exhibit 5)

        *24       Power of Attorney (see page II-4)

*Previously filed.

Item 17.  Undertakings

         The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that clauses
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hamilton Township, State of New Jersey on May 12, 2003.

                                   YARDVILLE NATIONAL BANCORP


                                   By:  /s/ Patrick M. Ryan
                                        ----------------------------------------
                                        Patrick M. Ryan
                                        President and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

 Name                                            Title                                      Date

 /s/Patrick M. Ryan                              Director, President and                    May 12, 2003
 ----------------------------------              Chief Executive Officer
 Patrick M. Ryan

 /s/Stephen F. Carman                            Vice President, Treasurer,                 May 12, 2003
 ----------------------------------              Principal Financial Officer and
 Stephen F. Carman                               Principal Accounting Officer

          *                                      Chairman of the Board                      May 12, 2003
 ----------------------------------
 Jay G. Destribats

          *                                      Director                                   May 12, 2003
 ----------------------------------
 Elbert G. Basolis, Jr.

          *                                      Director                                   May 12, 2003
 ----------------------------------
 Lorraine Buklad

          *                                      Director                                   May 12, 2003
 ----------------------------------
 Anthony M. Giampetro, M.D.

          *                                      Director                                   May 12, 2003
 ----------------------------------
 Sidney L. Hofing

          *                                      Director                                   May 12, 2003
 ----------------------------------
 Gilbert W. Lugossy

          *                                      Director                                   May 12, 2003
 ----------------------------------
 Louis R. Matlack

          *                                      Director                                   May 12, 2003
 ----------------------------------
 Martin Tuchman

          *                                      Director                                   May 12, 2003
 ----------------------------------
 F. Kevin Tylus

          *                                      Director                                   May 12, 2003
 ----------------------------------
 Christopher S. Vernon

 * /s/ Patrick M. Ryan                                                                      May 12, 2003
 ----------------------------------
 Patrick M. Ryan, as Power of Attorney


                                  Exhibit Index

5        Opinion of Pepper Hamilton LLP

23.1     Consent of KPMG LLP

23.2     Consent of Pepper Hamilton LLP (included in Exhibit 5)

24       Power of Attorney (see page II-4)